Exhibit 99.9

LETTER TO PARTICIPANTS IN PACIFIC CAPITAL BANCORP AMENDED AND

RESTATED INCENTIVE AND INVESTMENT AND SALARY SAVINGS PLAN

PACIFIC CAPITAL BANCORP

[—], 2010

Dear [401(k) Plan Participant]:

As a holder of common stock, no par value per share (the “Common Stock”) of Pacific Capital Bancorp (the “Company”) through the Pacific Capital Bancorp Amended and Restated Incentive and Investment and Salary Savings Plan (the “401(k) Plan”), you are eligible to participate in the rights offering to purchase additional Common Stock (the “Rights Offering”) through your 401(k) Plan account. Enclosed with this letter, you will find the following materials to facilitate your participation in the Rights Offering through the 401(k) Plan:

•	Offering Prospectus

•	Q&A regarding the Rights Offering for 401(k) Plan Participants

•	401(k) Plan Participant Election Form

•	Return envelope addressed to BNY Mellon Shareholder Services

Please understand that your participation in the Rights Offering through the 401(k) Plan is entirely your decision. We encourage you to read the enclosed documents carefully before making a decision to participate. If you have any questions regarding your participation in the Rights Offering through the 401(k) Plan, you may contact Terri Ipsen at Pacific Capital Bancorp at (805) 882-3822, or Charles Schwab Retirement Services at (800) 724-7526.

Very truly yours,

PACIFIC CAPITAL BANCORP